UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Information Required in Proxy Statement

Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

Climate Real Impact Solutions II Acquisition Corporation

(Name of Registrant as Specified In Its Charter)

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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In connection with the previously filed definitive proxy statement filed with the U.S. Securities and Exchange Commission (the “SEC”), Climate Real Impact Solutions II Acquisition Corporation (“CLIM”) issued the following press release on November 17, 2022, announcing, among other things, that it will seek stockholders’ approval of the proposals set forth in the definitive proxy statement at a virtual special meeting to be held on Thursday, December 8, 2022 at 11:00 a.m. New York City time. A copy of the press release is filed herewith as soliciting material.

Climate Real Impact Solutions II Acquisition Corporation Seeks Early Liquidation

Climate Real Impact Solutions II Acquisition Corporation (NYSE: CLIM, or the “Company”), a special purpose acquisition company (“SPAC”), announced that the Company is seeking approval of the Company’s shareholders to redeem its outstanding Class A common stock (the “Public Shares”) for cash held in its trust account in advance of the Company’s contractual expiration date of January 29, 2023 (“Original Termination Date”).

Since the Company’s IPO, the Company’s management team has employed a broad set of search criteria for potential target businesses and evaluated more than 250 such target businesses. In evaluating potential target businesses, the Company’s management team remained focused on finding fair valuations amid volatile market conditions. The management team has observed what it believes were high valuations in 2021, a declining IPO market in 2022, and significant public and private market volatility, which have impeded the Company in securing an opportunity that the Company believes will offer a compelling return on investment for the shareholders.

The Company has filed a definitive proxy statement with the U.S. Securities and Exchange Commission (the “Commission”) containing proposals to amend its Amended and Restated Certificate of Incorporation and the Investment Management Trust Agreement to allow the Company to commence liquidation without a business combination and before the Original Termination Date. The proposals would result in a new contractual expiration date of the later of (x) December 8, 2022 or (y) the date of effectiveness of the proposed amendment to the Company’s amended and restated charter (the “Amended Termination Date”).

The Company will seek stockholders’ favorable vote on the proposals set forth in the definitive proxy statement at a virtual special meeting to be held on Thursday, December 8, 2022 at 11:00 a.m. New York City time.  If the proposals are approved, and because the Company will not be able to complete an initial business combination by the Amended Termination Date, the Company will redeem all Public Shares as promptly as reasonably possible. The Company expects to complete a mandatory redemption on or around December 9, 2022, if shareholders approve the proposals presented at the meeting. Additionally, the last day of trading of the Public Shares will be December 8, 2022, if shareholders approve the proposals. In the event the proposals are approved and the Public Shares are redeemed, the Company’s warrants will expire worthless.

Funds held in trust today are approximately $242.7 million. Accordingly, the Company expects to return approximately $10.03 per Public Share to the holders, after paying taxes and dissolution expenses.

If you have any questions or need assistance voting your shares of Common Stock, please contact Morrow Sodali LLC (“Morrow”), our proxy solicitor, by emailing CLIM.info@investor.morrowsodali.com.

Forward-Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the proposed early unwind of the Company and the per share redemption price of the Company’s Public Shares. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, the receipt of the requisite stockholder approval to effect the proposals, the expected redemption price per Public Share and differences between the Company expectations regarding the amounts to be withdrawn from the trust account prior to redemption of the Company’s Public Shares. These forward-looking statements speak only as of the date of this press release, and the Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of the Company, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, for risks and uncertainties related to the Company’s business which may affect the statements made in this press release.

Additional Information

Nothing in the foregoing communication shall constitute a solicitation to buy or an offer to sell any of the Company’s securities. The Company’s stockholders and other investors are urged to read the definitive proxy statement filed with the Commission on November 14, 2022 because it contains important information relating to the foregoing. Copies of the Company’s filings with the Commission are available free of charge at the Commission’s website (http://www.sec.gov).

Participants in a Solicitation

The directors and executive officers of the Company and other persons may be deemed to be participants in the solicitation of proxies in respect of any Proposals to be voted on at the special meeting. Information regarding the directors and executive officers of the Company is available in its definitive proxy statement, which was filed with the Commission on November 14, 2022. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is available in the proxy materials regarding the Proposals filed with the Commission. Free copies of these documents may be obtained as described in the preceding paragraph.

Contacts

For more information, please contact:

Kristofer Holz
Chief Investment Officer
Kristofer.Holz@climaterealimpactsolutions.com